BORROWER'S NAME AND ADDRESS	LENDER'S NAME AND ADDRESS	
PARKSI AMERICA, INC. 1300 OAK GROVE RD PINE MOUNTAIN, GA 31822 "I" includes each borrower above, jointly and severally.	Synovus Bank 1148 Broadway Columbus, GA 31901 "You" means the lender, its successors and assigns.	Loan Number 1651467831/11 Date 06/18/2021 Maturity Date 06/18/2028 Loan Amount $ 1,950,000.00 Renewal Of ______

For value received, I promise to pay to you, or your order, at your address listed above the PRINCIPAL sum of one million nine hundred fifty thousand Dollars and zero Cents Dollars $ 1,950,000.00.

☒ Single Advance: I will receive all of this principal sum on 06/18/2021. No additional advances are contemplated under this note.

☐ Multiple Advance: The principal sum shown above is the maximum amount of principal I can borrow under this note. On ______ I will receive the amount of $ ______ and future principal advances are contemplated.

Conditions: The conditions for future advances are ______

☐ Open End Credit: You and I agree that I may borrow up to the maximum principal sum more than one time. This feature is subject to all other conditions and expires on ______.

☐ Closed End Credit: You and I agree that I may borrow (subject to all other conditions) up to the maximum principal sum only one time.

INTEREST: I agree to pay interest on the outstanding principal balance from 06/18/2021 at the rate of 3.750% per year until 06/18/2028.

☐ Variable Rate: This rate may then change as stated below.

☐ Index Rate: The future rate will be ______ the following index rate: ______

☐ No Index: The future rate will not be subject to any internal or external index. It will be entirely in your control.

☐ Frequency and Timing: The rate on this note may change as often as ______.

A change in the interest rate will take effect ______.

☐ Limitations: During the term of this loan, the applicable annual interest rate will not be more than ______ % or less than ______ %. The rate may not change more than ______ % each ______.

Effect of Variable Rate: A change in the interest rate will have the following effect on the payments:

☐ The amount of each scheduled payment will change. ☐ The amount of the final payment will change.

☐ ______

ACCRUAL METHOD: Interest will be calculated on a Actual/360 basis.

POST MATURITY RATE: I agree to pay interest on the unpaid balance of this note owing after maturity, and until paid in full, as stated below:

☐ on the same fixed or variable rate basis in effect before maturity (as indicated above).

☒ at a rate equal to 18%.

☒ LATE CHARGE: I agree to pay a late charge on the portion of any payment not made within 10 days after it is due equal to 5% of the unpaid amount, with a minimum of $100.00.

☒ ADDITIONAL CHARGES: In addition to interest, I agree to pay the following charges which ☐ are ☒ are not included in the principal amount above: See Disbursement Authorization or Closing statement.

☒ PREPAYMENT FEE: If I prepay the entire balance of this loan after the original note date ("OND"), I agree to pay a prepayment fee equal to ☒ 3.000% of the outstanding principal balance ("OPB") if the loan is prepaid 1 year(s) after the OND, ☒ 2.000% of OPB if prepaid 2 year(s) after the OND, ☒ 1.000% of OPB if prepaid 3 year(s) after the OND, ☐ ______ % of OPB if prepaid ______ year(s) after the OND; and ☐ ______ % of the OPB if prepaid ______ year(s) after the OND.

PAYMENTS: I agree to pay this note as follows: This note has 84 Monthly payments of principal and interest. The first payment will be in the amount of $26479.42 and will be due on July 18, 2021. A payment of $26479.42 will be due on the 18th day of each month thereafter. The final payment of the entire unpaid balance of principal and interest will be due June 18, 2028.

PURPOSE: The purpose of this loan is Refinance OORE with new money.

ADDITIONAL TERMS:

SIGNATURES AND SEALS: IN WITNESS WHEREOF, I HAVE SIGNED MY NAME AND AFFIXED MY SEAL ON THIS 18th DAY OF June, 2021. BY DOING SO, I AGREE TO THE TERMS OF THIS NOTE (INCLUDING THOSE ON PAGES 1, 2, AND 3). I HAVE RECEIVED A COPY ON TODAY'S DATE.

PARKSI AMERICA, INC.

Signature(s) for Borrower(s):

/s/ Dale Van Voorhis (SEAL) ______ (SEAL)

Dale Van Voorhis, Chairman & CEO

______ (SEAL) ______ (SEAL)

DISPOSITION OF FUNDS		
Deposited to Account Number	Check Number	Signed /s/ Holly Williams For Lender Officer Name Williams, Holly, Authorized Signer

UNIVERSAL NOTE AND SECURITY AGREEMENT

DVV

SECURITY

SECURITY INTEREST: I give you a security interest in all of the Property described below that I own or have sufficient rights in which to transfer an interest, now or in the future, wherever the Property is or will be located, and all proceeds and products of the Property. "Property" includes all parts, accessories, repairs, replacements, improvements, and accessions to the Property; any original evidence of title or ownership; and all obligations that support the payment or performance of the Property. "Proceeds" includes anything acquired upon the sale, lease, license, exchange, or other disposition of the Property; any rights and claims arising from the Property; and any collections and distributions on account of the Property.

☐ **Inventory:** All inventory which debtor holds for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in debtor's business.

☐ **Equipment:** All equipment including, but not limited to, all machinery, vehicles, furniture, fixtures, manufacturing equipment, farm machinery and equipment, shop equipment, office and recordkeeping equipment, and parts and tools. All equipment described in a list or schedule which debtor gives to Secured Party will also be included in the secured property, but such a list is not necessary for a valid security interest in debtor's equipment.

☐ **Farm Products:** All farm products including, but not limited to:
(a) all poultry and livestock and their young, along with their products, produce and replacements;
(b) all crops, annual or perennial, and all products of the crops;
(c) all feed, seed, fertilizer, medicines, and other supplies used or produced in debtor's farming operations; and
(d) all aquatic goods produced in aquacultural operations.

☐ **Accounts:** All rights debtor has now and may have in the future to the payment of money including, but not limited to:
(a) payment for goods and other property sold or leased or for services rendered, whether or not debtor has earned such payment by performance;
(b) rights to payment arising out of all present and future debt instruments, chattel paper and loans and obligations receivable;
(c) all rights debtor has under any policy of insurance which is a right to payment of a monetary obligation for health care goods or services provided (e.g., health care insurance receivables); and
(d) credit card receivables and license fees.
The above include any supporting obligations, rights and interests (including all liens and security interests) which debtor may have by law or agreement against any account debtor or obligor of debtor.

☐ **Instruments (including Promissory Notes), Documents, Chattel Paper (including electronic chattel paper), Letters of Credit Rights, and Other Rights to Payment:** Any rights, and interests, (including all liens and security interests) which debtor may have by law or agreements against any account debtor or obligor of debtor.

☐ **General Intangibles:** All general intangibles including, but not limited to, payment intangibles, tax refunds, applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customer lists, permits and franchises, and the right to use debtor's name.

☐ **Deposit Accounts:** All rights debtor has now and may have in the future to any demand, time, savings, passbook or similar account maintained at any financial institution.

☐ **Investment Property:** All rights debtor has now and may have in the future to any certificated or uncertificated security, security entitlement, securities account, commodity contract, commodity account or financial asset.

☐ **Software:** All rights debtor has and may have in the future to any computer program and supporting information provided in connection with the program.

☐ **Commercial Tort Claims:** All rights debtor has now and may have in the future arising out of that certain tort claim more particularly described as follows (Provide description of tort claim) ______

☐ **Government Payments and Programs:** All payments, accounts, general intangibles, or other benefits (including, but not limited to, payments in kind, deficiency payments, letters of entitlement, warehouse receipts, storage payments, emergency assistance payments, diversion payments, and conservation reserve payments) in which debtor now has and in the future may have any rights or interests and which arise under or as a result of any preexisting, current or future federal or State governmental program (including, but not limited to, all programs administered by the Commodity Credit Corporation and ASCS).

☒ **The Property includes, but is not limited by, the following:** PROPERTY DESCRIBED IN DEED TO SECURE DEBT DATED 07/11/2018, DEED BOOK 01941, PAGE 0685, TROUP COUNTY, GA; PROPERTY DESCRIBED IN DEED TO SECURE DEBT DATED 07/11/2018, DEED BOOK 01941, PAGE 0671, TROUP COUNTY, GA

If this agreement covers timber to be cut, minerals (including oil and gas), fixtures or crops growing or to be grown, the legal description is:

If applicable, enter real estate description and record owner information: ______

The Property will be used for a ☐ personal ☒ business ☐ agricultural ☐ ______ purpose.

Borrower/Owner State of organization/registration (if applicable) Nevada

ADDITIONAL TERMS OF THE SECURITY AGREEMENT

GENERALLY - This agreement secures this note and any other debt I have with you, now or later. However, it will not secure other debts if you fail with respect to such other debts, to make any required disclosure about this security agreement or if you fail to give any required notice of the right of rescission. If property described in this agreement is located in another state, this agreement may also, in some circumstances, be governed by the law of the state in which the Property is located.

NAME AND LOCATION - My name indicated on page 1 is my exact legal name. If I am an individual, my address is my principal residence. If I am not an individual, my address is the location of my chief executive offices or sole place of business. If I am an entity organized and registered under state law, my address is located in the state in which I am registered, unless otherwise indicated herein. I will provide verification of registration and location upon your request. I will provide you with at least 30 days notice prior to any change in my name, address, or state of organization or registration.

OWNERSHIP AND DUTIES TOWARD PROPERTY - I represent that I own all of the Property, or to the extent this is a purchase money security interest I will acquire ownership of the Property with the proceeds of the loan. I will defend it against any other claim. Your claim to the Property is ahead of the claims of any other creditor. I agree to do whatever you require to protect your security interest and to keep your claim in the Property ahead of the claims of other creditors. I will not do anything to harm your position. I will not use the Property for a purpose that will violate any laws or subject the Property to forfeiture or seizure.

I will keep books, records and accounts about the Property and my business in general. I will let you examine these records at any reasonable time. I will prepare any report or accounting you request, which deals with the Property.

I will keep the Property in my possession and will keep it in good repair and use it only for the purpose(s) described on page 1 of this agreement. I will not change this specified use without your express written permission. I represent that I am the original owner of the Property and, if I am not, that I have provided you with a list of prior owners of the Property.

I will keep the Property at my address listed on page 1 of this agreement, unless we agree I may keep it at another location. If the Property is to be used in another state, I will give you a list of those states. I will not try to sell the Property unless it is inventory or I receive your written permission to do so. If I sell the Property I will have the payment made payable to the order of you and me.

You may demand immediate payment of the debt(s) if the debtor is not a natural person and without your prior written consent; (1) a beneficial interest in the debtor is sold or transferred, or (2) there is a change in either the identity or number of members of a partnership, or (3) there is a change in ownership of more than 25 percent of the voting stock of a corporation.

I will pay all taxes and charges on the Property as they become due. You have the right of reasonable access in order to inspect the Property. I will immediately inform you of any loss or damage to the Property.

If I fail to perform any of my duties under this security agreement, or any mortgage, deed of trust, lien or other security interest, you may without notice to me perform the duties or cause them to be performed. Your right to perform for me shall not create an obligation to perform and your failure to perform will not preclude you from exercising any of your other rights under the law or this security agreement.

PURCHASE MONEY SECURITY INTEREST - For the sole purpose of determining the extent of a purchase money security interest arising

under this security agreement: (a) payments on any nonpurchase money loan also secured by this agreement will not be deemed to apply to the Purchase Money Loan, and (b) payments on the Purchase Money Loan will be deemed to apply first to the nonpurchase money portion of the loan, if any, and then to the purchase money obligations in the order in which the items of collateral were acquired or if acquired at the same time, in the order selected by you. No security interest will be terminated by application of this formula. "Purchase Money Loan" means any loan the proceeds of which, in whole or in part, are used to acquire any collateral securing the loan and all extensions, renewals, consolidations and refinancing of such loan.

PAYMENTS BY LENDER - You are authorized to pay, on my behalf, charges I am or may become obligated to pay to preserve or protect the secured property (such as property insurance premiums). You may treat those payments as advances and add them to the unpaid principal under the note secured by this agreement or you may demand immediate payment of the amount advanced.

INSURANCE - I agree to buy insurance on the Property against the risks and for the amounts you require and to furnish you continuing proof of coverage. I will have the insurance company name you as loss payee on any such policy. You may require added security if you agree that insurance proceeds may be used to repair or replace the Property. I will buy insurance from a firm licensed to do business in the state where you are located. The firm will be reasonably acceptable to you. The insurance will last until the Property is released from this agreement. If I fail to buy or maintain the insurance (or fail to name you as loss payee) you may purchase it yourself.

WARRANTIES AND REPRESENTATIONS - If this agreement includes accounts, I will not settle any account for less than its full value without your written permission. I will collect all accounts until you tell me otherwise. I will keep the proceeds from all the accounts and any goods which are returned to me or which I take back in trust for you. I will not mix them with any other property of mine. I will deliver them to you at your request. If you ask me to pay you the full price on any returned items or items retaken by myself, I will do so. You may exercise my rights with respect to obligations of any account debtors, or other persons obligated on the Property, to pay or perform, and you may enforce any security interest that secures such obligations.

If this agreement covers inventory, I will not dispose of it except in my ordinary course of business at the fair market value for the Property, or at a minimum price established between you and me.

If this agreement covers farm products I will provide you, at your request, a written list of the buyers, commission merchants or selling agents to or through whom I may sell my farm products. In addition to those parties named on this written list, I authorize you to notify at your sole discretion any additional parties regarding your security interest in my farm products. I remain subject to all applicable penalties for selling my farm products in violation of my agreement with you and the Food Security Act. In this paragraph the terms farm products, buyers, commission merchants and selling agents have the meanings given to them in the Federal Food Security Act of 1985.

If this agreement covers chattel paper or instruments, either as original collateral or proceeds of the Property, I will note your interest on the face of the chattel paper or instruments.

REMEDIES - I will be in default on this security agreement if I am in default on any note this agreement secures or if I fail to keep any promise contained in the terms of this agreement. If I default, you have all of the rights and remedies provided in the note and under the Uniform Commercial Code. You may require me to make the secured property available to you at a place which is reasonably convenient. You may take possession of the secured property and sell it as provided by law. The proceeds will be applied first to your expenses and then to the debt. I agree that 10 days written notice sent to my last known address by first class mail will be reasonable notice under the Uniform Commercial Code. My current address is on page 1.

FILING AND PERFECTION OF SECURITY INTEREST - I authorize you to file a financing statement covering the Property. I will comply with, facilitate, and otherwise assist you in connection with obtaining possession of or control over the Property for purposes of perfecting your security interest under the Uniform Commercial Code.

RECORD RETENTION. I acknowledge and agree that you may from time to time retain information about me and documents I sign, including, but not limited to, this agreement and documents related to this loan (collectively, the "documents") electronically (such as in optical, digital or other electronic storage and retrieval system) and destroy the original documents. You and I agree and intend that any copy of any document produced by you from the electronic media shall have the same legal force and effect as the original documents for all purposes and in all circumstances, including, but not limited to, collection, admissibility, authentication, or any other legal purpose.

ADDITIONAL TERMS OF THE NOTE

DEFINITIONS - As used on pages 1, 2, and 3, "☒" means the terms that apply to this loan. "I," "me" or "my" means each Borrower who signs this note and each other person or legal entity (including debtors, guarantors, endorsers, and sureties) who agrees to pay or secure this note (together referred to as "us"). "You", "your" or "Secured Party" means the Lender and its successors and assigns. All references to "this note" or "this agreement" or "this loan" shall mean this Universal Note and Security Agreement.

APPLICABLE LAW - The laws of the United States and, to the extent not inconsistent therewith, the laws of the state of Georgia will govern this agreement. Any term of this agreement which is contrary to applicable law will not be effective, unless the law permits you and me to agree to such a variation. If any provision of this agreement cannot be enforced according to its terms, this fact will not affect the enforceability of the remainder of this agreement. No modification of this agreement may be made without your express written consent. Time is of the essence in this agreement.

COMMISSIONS OR OTHER REMUNERATION - I understand and agree that any insurance premiums paid to insurance companies as part of this note will involve money retained by you or paid back to you as commissions or other remuneration. In addition, I understand and agree that some other payments to third parties as part of this note may also involve money retained by you or paid back to you as commissions or other remuneration.

PAYMENTS - Each payment of principal and interest I make on this note will be applied first to any amount I owe you for charges which are neither interest nor principal, then to unpaid interest that is due and then to unpaid principal that is due. The remainder of each payment will be applied to interest that is not yet due. If you and I agree to a different application of payments, we will describe our agreement on this note. Any partial prepayment will not excuse or reduce any later scheduled payment until this note is paid in full (unless, when I make the prepayment, you and I agree in writing to the contrary). I may prepay a part of, or the entire balance of this loan without a penalty or fee, unless we specify to the contrary on page 1 of this note. The prepayment fee will not be charged on any renewal, extension or modification of the loan or demand for payment due to an event of default.

INTEREST - Interest accrues on the principal remaining unpaid from time to time, until paid in full. If I receive the principal in more than one advance, each advance will start to earn interest only when I receive the advance. The interest rate in effect on this note at any given time will apply to the entire principal sum outstanding at that time. Notwithstanding anything to the contrary, I do not agree to pay and you do not intend to charge any rate of interest that is higher than the maximum rate of interest you could charge under applicable law for the extension of credit that is agreed to in this note (either before or after maturity). If any notice of interest accrual is sent and is in error, we mutually agree to correct it, and if you actually collect more interest than allowed by law and this agreement, you agree to refund it to me.

INDEX RATE - The index will serve only as a device for setting the interest rate on this note. You do not guarantee by selecting this index, or the margin, that the interest rate on this note will be the same rate you charge on any other loans or class of loans you make to me or other borrowers.

ACCRUAL METHOD - The amount of interest that I will pay on this loan will be calculated using the interest rate and accrual method stated on page 1 of this note. For the purpose of interest calculation, the accrual method will determine the number of days in a "year". If no accrual method is stated, then you may use any reasonable accrual method for calculating interest.

POST MATURITY RATE - For purposes of deciding when the "Post Maturity Rate" (shown on page 1) applies, the term "maturity" means the date of the last scheduled payment indicated on page 1 of this note or the date you accelerate payment on the note, whichever is earlier.

SINGLE ADVANCE LOANS - If this is a single advance loan, you and I expect that you will make only one advance of principal. However, you may add other amounts to the principal if you make any payments described in the "PAYMENTS BY LENDER" paragraph on page 2.

MULTIPLE ADVANCE LOANS - If this is a multiple advance loan, you and I expect that you will make more than one advance of principal. If this is closed end credit, repaying a part of the principal will not entitle me to additional credit.

SET-OFF - I agree that you may set-off any amount due and payable under this note against any right I have to receive money from you. "Right to receive money from you" means:

(1) any deposit account balance I have with you;
(2) any money owed to me on an item presented to you or in your possession for collection or exchange; and
(3) any repurchase agreement or other nondeposit obligation.

"Any amount due and payable under this note" means the total amount of which you are entitled to demand payment under the terms of this note at the time you set-off. This total includes any balance the due date for which you properly accelerate under this note.

If my right to receive money from you is also owned by someone who has not agreed to pay this note, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement. Your right of set-off does not apply to an account or other obligation where my rights are only as a representative. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set-off this debt against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right to set-off.

REAL ESTATE AND RESIDENCE SECURITY - If this note is secured by real estate or a residence that is personal property, the existence of a default and your remedies for such a default will be determined by applicable law, by the terms of any separate instrument creating the security interest and, to the extent not prohibited by law and not contrary to the terms of the separate security instrument, by the "Default" and "Remedies" paragraphs herein.

DEFAULT - I will be in default if any one or more of the following occur: (1) I fail to make a payment under this note on time or in the amount due; (2) I fail to keep the Property insured, if required; (3) I fail to pay, or keep any promise, on any debt or agreement I have with you; (4) any other creditor of mine attempts to collect any debt I owe him through court proceedings; (5) I die, am declared incompetent, make an assignment for the benefit of creditors, or become insolvent (either because my liabilities exceed my assets or I am unable to pay my debts as they become due); (6) I make any written statement or provide any financial information that is untrue or inaccurate at the time it was provided; (7) I do or fail to do something which causes you to believe you will have difficulty collecting the amount I owe you; (8) any collateral securing this note is used in a manner or for a purpose which threatens confiscation by a legal authority; (9) I change my name or assume an additional name without first notifying you before making such a change; (10) I fail to plant, cultivate and harvest crops in due season; (11) any loan proceeds are used for a purpose that will contribute to excessive erosion of highly erodible land or to the conversion of wetlands to produce an agricultural commodity, as further explained in 7 C.F.R. Part 1940, Subpart G, Exhibit M.

REMEDIES - If I am in default under the terms of this note you have, but are not limited to, the following remedies:

(1) You may demand immediate payment of all I owe you under this note (principal, accrued unpaid interest and other accrued unpaid charges).
(2) You may set-off this debt against any right I have to the payment of money from you, subject to the terms of the "SET-OFF" paragraph herein.
(3) You may demand security, additional security, or additional parties to be obligated to pay this note as a condition for not using any other remedy.
(4) You may refuse to make advances to me or allow purchases on credit by me.
(5) You may use any remedy you have under state or federal law.
(6) You may make use of any remedy given to you in any agreement securing this note.

By selecting any one or more of these remedies you do not give up your right to use later any other remedy. By waiving your right to declare an event to be a default, you do not waive your right to consider later the event a default if it continues or happens again.

COLLECTION COSTS AND ATTORNEY'S FEES - I agree to pay all costs of collection, replevin or any other or similar type of cost if I am in default. In addition, if you hire an attorney to collect this note, I also agree to pay any fee, not to exceed 15 percent of the principal and interest then owed, you incur with such attorney plus court costs (except where prohibited by law). To the extent permitted by the United States Bankruptcy Code, I also agree to pay the reasonable attorney's fees and costs you incur to collect this debt as awarded by any court exercising jurisdiction under the Bankruptcy Code.

WAIVER - I give up my rights to require you to do certain things. I will not require you to:

(1) demand payment of amounts due (presentment);
(2) obtain official certification of nonpayment (protest);
(3) give notice that amounts due have not been paid (notice of dishonor); or
(4) give me notice prior to seizure of my personal property when you are seeking to foreclose a secured interest in any of my personal property used to secure a commercial transaction.

I waive any defenses I have based on suretyship or impairment of collateral.

OBLIGATIONS INDEPENDENT - I understand that I must pay this note even if someone else has also agreed to pay it (by, for example, signing this form or a separate guarantee or endorsement). You may sue me alone, or anyone else who is obligated on this note, or any number of us together, to collect this note. You may without notice release any party to this agreement without releasing any other party. If you give up any of your rights, with or without notice, it will not affect my duty to pay this note. Any extension of new credit to any of us, or renewal of this note by all or less than all of us will not release me from my duty to pay it. (Of course, you are entitled to only one payment in full.) I agree that you may at your option extend this note or the debt represented by this note, or any portion of the note or debt, from time to time without limit or notice and for any term without affecting my liability for payment of this note. I will not assign my obligation under this agreement without your prior written approval.

FINANCIAL INFORMATION - I agree and authorize you to obtain credit information about me from time to time (for example, by requesting a credit report) and to report to others your credit experience with me (such as a credit reporting agency). I agree to provide you, upon request, any financial statement or information you may deem necessary. I warrant that the financial statements and information I provide to you are or will be accurate, correct and complete.

NOTICE - Unless otherwise required by law, any notice to me shall be given by delivering it or by mailing it by first class mail addressed to me at my last known address. My current address is on page 1. I agree to inform you in writing of any change in my address. I will give any notice to you by mailing it first class to your address stated on page 1 of this note, or to any other address that you have designated.

RECORD RETENTION. I acknowledge and agree that you may from time to time retain information about me and documents I sign, including, but not limited to, this agreement and documents related to this loan (collectively, the "documents") electronically (such as in optical, digital or other electronic storage and retrieval system) and destroy the original documents. You and I agree and intend that any copy of any document produced by you from the electronic media shall have the same legal force and effect as the original documents for all purposes and in all circumstances, including, but not limited to, collection, admissibility, authentication, or any other legal purpose.

DVV ________

PARKS! AMERICA, INC. 1300 OAK GROVE RD PINE MOUNTAIN, GA 31822 **BORROWER'S NAME AND ADDRESS** "I" includes each borrower above, jointly and severally.	Synovus Bank 1148 Broadway Columbus, GA 31901 **LENDER'S NAME AND ADDRESS** "You" means the lender, its successors and assigns.	Loan Number 1651467831/11 Date 06/18/2021 Mat. Date 06/18/2028 Loan Amount $ 1,950,000.00 Renewal Of

DISBURSEMENT AUTHORIZATION

I hereby authorize and request the following disbursement from the loan referenced above:

a. Amount given to me directly	$ 930,222.40	o.	$
b. Amount paid on my account (# 1651467831/10)	$ 1,019,777.60	p.	$
c. To Lender	$ 0.00	q.	$
Amounts paid to others on my behalf:		r.	$
d. Insurance Companies	$ 0.00	s.	$
e. Public Officials	$ 0.00	t.	$
f. ADMINISTRATIVE FEE	$ 750.00	u.	$
g. EVALUATION FEE	$ 100.00	v.	$
h. FLOOD MONITORING	$ 1.00	w.	$
i. FLOOD DETERMINATION	$ 13.00	x.	$
j. TAX SERVICE FEE	$ 100.00	y.	$
k. ATTORNEY FEE	$ 550.00	z.	$
l.	$	aa.	$
m.	$	bb.	$
n.	$	cc.	$

Comments: FEES PAID IN CASH
PAYOFF EFFECTIVE 06/18/2021
INTEREST DUE THROUGH 06/18/2021 - $5,382.16

PARKS! AMERICA, INC.

X /s/ Dale Van Voorhis
Dale Van Voorhis, Chairman & CEO

X

X

X

X

X

Loan Officer /s/ Holly Williams
Williams, Holly, Authorized Signer

Disbursement Authorization 4/1/2017

ADDENDUM TO NOTE

This Addendum to Note replaces the Section entitled OWNERSHIP AND DUTIES TOWARD PROPERTY of the Note given by Parks! America, Inc. ("Borrower") to Synovus Bank ("Lender") dated June 18, 2021.

OWNERSHIP AND DUTIES TOWARD PROPERTY – I represent that I own all of the Property, or to the extent this is a purchase money security interest I will accrue ownership of the Property with the proceeds of the loan. I will defend it against any other claim. Your claim to the Property is ahead of the claims of any other creditor. I agree to do whatever you require to protect your interest and to keep your claim in the Property ahead of the claims of other creditors. I will not do anything to harm your position. I will not use the Property for a purpose that will violate any laws or subject the Property to forfeiture or seizure.

I will keep books, records and accounts about the Property and my business in general. I will let you examine these records at any reasonable time. I will prepare any report or accounting you request, which deals with the Property.

I will keep the Property in my possession and will keep it in good repair and use it only for the purpose(s) described on page1 of this agreement. I will not change this specified use without your express written permission. I represent that I am the original owner of the Property and, if I am not, that I have provided you with a list of prior owners of the Property.

I will keep the Property at my address listed on page 1 of this agreement, unless we agree I may keep it at another location. If the Property is to be used in another state, I will give you a list of those states. I will not try to sell the Property unless it is inventory or I receive your written permission to do so. If I sell the Property I will have the payment made payable to the order of you and me.

You may demand immediate payment of the debt(s) if the debtor is not a natural person and without your prior written consent, a beneficial interest in the debtor is sold or transferred, or there is a change in either the identity or number of members of a partnership.

I will pay all taxes and charges on the Property as they become due. You have the right of reasonable access in order to inspect the Property. I will immediately inform you of any loss or damage to the Property.

If I fail to perform any of my duties under the security agreement, or any mortgage, deed of trust, lien or other security interest, you may without notice to me perform the duties or cause them to be performed. Your right to perform for me shall not create an obligation to perform and your failure to perform will not preclude you from exercising any of your other rights under the law or this security agreement.

Borrower acknowledges having read all the provisions of this Addendum to Note and Borrower agrees to its terms. This agreement is effective as of June 18, 2021.

Borrower:
Parks! America, Inc.

By: /s/ Dale Van Voorhis
Dale Van Voorhis, Chairman & CEO

Agreed and consented to by:

Synovus Bank

By: /s/ Holly Williams
Title: SVP

DEBTOR NAME AND ADDRESS	SECURED PARTY NAME AND ADDRESS
WILD ANIMAL SAFARI INC 1300 OAK GROVE RD PINE MOUNTAIN, GA 318224548	Synovus Bank 1148 Broadway Columbus, GA 31901

Type: ☐ individual ☐ partnership ☒ corporation ☐ ____________________
State of organization/registration (if applicable) Georgia________________

COMMERCIAL SECURITY AGREEMENT

The date of this Commercial Security Agreement (Agreement) is June 18, 2021 ________________.

SECURED DEBTS. This Agreement will secure all sums advanced by Secured Party under the terms of this Agreement and the payment and performance of the following described Secured Debts that (check one) ☐ Debtor ☒ PARKS! AMERICA, INC.________________ (Borrower) owes to Secured Party:

☒ **Specific Debts.** The following debts and all extensions, renewals, refinancings, modifications, and replacements (describe): PROMISSORY NOTE 1651467831/11 DATED 06/18/2021, TROUP COUNTY, GA

☐ **All Debts.** All present and future debts, even if this Agreement is not referenced, are secured by other collateral, or the future debt is unrelated to or of a different type than the current debt. Nothing in this Agreement is a commitment to make future loans or advances.

SECURITY INTEREST. To secure the payment and performance of the Secured Debts, Debtor gives Secured Party a security interest in all of the Property described in this Agreement that Debtor owns or has sufficient rights in which to transfer an interest, now or in the future, wherever the Property is or will be located, and all proceeds and products of the Property. "Property" includes all parts, accessories, repairs, replacements, improvements, and accessions to the Property; any original evidence of title or ownership; and all obligations that support the payment or performance of the Property. "Proceeds" includes anything acquired upon the sale, lease, license, exchange, or other disposition of the Property; any rights and claims arising from the Property; and any collections and distributions on account of the Property. This Agreement remains in effect until terminated in writing, even if the Secured Debts are paid and Secured Party is no longer obligated to advance funds to Debtor or Borrower.

PROPERTY DESCRIPTION. The Property is described as follows:

☐ **Inventory:** All inventory which Debtor holds for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in Debtor's business.

☐ **Equipment:** All equipment including, but not limited to, all machinery, vehicles, furniture, fixtures, manufacturing equipment, farm machinery and equipment, shop equipment, office and recordkeeping equipment, and parts and tools. All equipment described in a list or schedule which Debtor gives to Secured Party will also be included in the secured property, but such a list is not necessary for a valid security interest in Debtor's equipment.

☐ **Farm Products:** All farm products including, but not limited to:

(a) all poultry and livestock and their young, along with their products, produce and replacements;

(b) all crops, annual or perennial, and all products of the crops;

(c) all feed, seed, fertilizer, medicines, and other supplies used or produced in Debtor's farming operations; and

(d) all aquatic goods produced in aquacultural operations.

☐ **Accounts:** All rights Debtor has now and may have in the future to the payment of money including, but not limited to:

(a) payment for goods and other property sold or leased or for services rendered, whether or not Debtor has earned such payment by performance;

(b) rights to payment arising out of all present and future debt instruments, chattel paper and loans and obligations receivable;

(c) all rights Debtor has under any policy of insurance which is a right to payment of a monetary obligation for health care goods or services provided (e.g., health care insurance receivables); and

(d) credit card receivables and license fees.

The above include any supporting obligations, rights and interests (including all liens and security interests) which Debtor may have by law or agreement against any account debtor or obligor of Debtor.

☐ **Instruments (including Promissory Notes), Documents, Chattel Paper (including electronic chattel paper), Letters of Credit Rights, and Other Rights to Payment:** Any rights, and interests, (including all liens and security interests) which Debtor may have by law or agreements against any account debtor or obligor of Debtor.

☐ **General Intangibles:** All general intangibles including, but not limited to, payment intangibles, tax refunds, applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customer lists, permits and franchises, and the right to use Debtor's name.

☐ **Deposit Accounts:** All rights Debtor has now and may have in the future to any demand, time, savings, passbook or similar account maintained at any financial institution.

☐ **Investment Property:** All rights Debtor has now and may have in the future to any certificated or uncertificated security, security entitlement, securities account, commodity contract, commodity account or financial asset.

☐ **Software:** All rights Debtor has and may have in the future to any computer program and supporting information provided in connection with the program.

☐ **Commercial Tort Claims:** All rights Debtor has now and may have in the future arising out of that certain tort claim more particularly described as follows (Provide description of tort claim) ______________________

☐ **Government Payments and Programs:** All payments, accounts, general intangibles, or other benefits (including, but not limited to, payments in kind, deficiency payments, letters of entitlement, warehouse receipts, storage payments, emergency assistance payments, diversion payments, and conservation reserve payments) in which Debtor now has and in the future may have any rights or interests and which arise under or as a result of any preexisting, current or future federal or state governmental program (including, but not limited to, all programs administered by the Commodity Credit Corporation and ASCS).

☒ **The Property includes, but is not limited by, the following:**
PROPERTY DESCRIBED IN DEED TO SECURE DEBT DATED 07/11/2018, DEED BOOK 01941, PAGE 0685, TROUP COUNTY, GA; PROPERTY DESCRIBED IN DEED TO SECURE DEBT DATED 07/11/2018, DEED BOOK 01941, PAGE 0671, TROUP COUNTY, GA

If this agreement covers timber to be cut, minerals (including oil and gas), fixtures or crops growing or to be grown, the legal description is:

USE OF PROPERTY. The Property will be used for ☐ personal ☒ business ☐ agricultural ☐ ______________________ purposes.

SIGNATURES. Debtor agrees to the terms on pages 1 and 2 of this Agreement and acknowledges receipt of a copy of this Agreement.

DEBTOR: WILD ANIMAL SAFARI INC.	**SECURED PARTY:**
By: /s/ Dale Van Voorhis Dale Van Voorhis, Chairman & CEO	By: /s/ Holly Williams
By: ______________________	Title: Authorized Signer

GENERAL PROVISIONS. Each Debtor's obligations under this Agreement are independent of the obligations of any other Debtor. Secured Party may sue each Debtor individually or together with any other Debtor. Secured Party may release any part of the Property and Debtor will remain obligated under this Agreement. The duties and benefits of this Agreement will bind the successors and assigns of Debtor and Secured Party. No modification of this Agreement is effective unless made in writing and signed by Debtor and Secured Party. Whenever used, the plural includes the singular and the singular includes the plural. Time is of the essence.

APPLICABLE LAW. This Agreement is governed by the laws of the state in which Secured Party is located. In the event of a dispute, the exclusive forum, venue, and place of jurisdiction will be the state in which Secured Party is located, unless otherwise required by law. If any provision of this Agreement is unenforceable by law, the unenforceable provision will be severed and the remaining provisions will still be enforceable.

NAME AND LOCATION. Debtor's name indicated on page 1 is Debtor's exact legal name. If Debtor is an individual, Debtor's address is Debtor's principal residence. If Debtor is not an individual, Debtor's address is the location of Debtor's chief executive offices or sole place of business. If Debtor is an entity organized and registered under state law, Debtor has provided Debtor's state of registration on page 1. Debtor will provide verification of registration and location upon Secured Party's request. Debtor will provide Secured Party with at least 30 days notice prior to any change in Debtor's name, address, or state of organization or registration.

WARRANTIES AND REPRESENTATIONS. Debtor has the right, authority, and power to enter into this Agreement. The execution and delivery of this Agreement will not violate any agreement governing Debtor or Debtor's property, or to which Debtor is a party. Debtor makes the following warranties and representations which continue as long as this Agreement is in effect:

(1) Debtor is duly organized and validly existing in all jurisdictions in which Debtor does business;

(2) the execution and performance of the terms of this Agreement have been duly authorized, have received all necessary governmental approval, and will not violate any provision of law or order;

(3) other than previously disclosed to Secured Party, Debtor has not changed Debtor's name or principal place of business within the last 10 years and has not used any other trade or fictitious name; and

(4) Debtor does not and will not use any other name without Secured Party's prior written consent.

Debtor owns all of the Property, and Secured Party's claim to the Property is ahead of the claims of any other creditor, except as otherwise agreed and disclosed to Secured Party prior to any advance on the Secured Debts. The Property has not been used for any purpose that would violate any laws or subject the Property to forfeiture or seizure.

DUTIES TOWARD PROPERTY. Debtor will protect the Property and Secured Party's interest against any competing claim. Except as otherwise agreed, Debtor will keep the Property in Debtor's possession at the address indicated on page 1 of this Agreement. Debtor will keep the Property in good repair and use the Property only for purposes specified on page 1. Debtor will not use the Property in violation of any law and will pay all taxes and assessments levied or assessed against the Property. Secured Party has the right of reasonable access to inspect the Property, including the right to require Debtor to assemble and make the Property available to Secured Party. Debtor will immediately notify Secured Party of any loss or damage to the Property. Debtor will prepare and keep books, records, and accounts about the Property and Debtor's business, to which Debtor will allow Secured Party reasonable access.

Debtor will not sell, offer to sell, license, lease, or otherwise transfer or encumber the Property without Secured Party's prior written consent. Any disposition of the Property will violate Secured Party's rights, unless the Property is inventory sold in the ordinary course of business at fair market value. If the Property includes chattel paper or instruments, either as original collateral or as proceeds of the Property, Debtor will record Secured Party's interest on the face of the chattel paper or instruments.

If the Property includes accounts, Debtor will not settle any account for less than the full value, dispose of the accounts by assignment, or make any material change in the terms of any account without Secured Party's prior written consent. Debtor will collect all accounts in the ordinary course of business, unless otherwise required by Secured Party. Debtor will keep the proceeds of the accounts, and any goods returned to Debtor, in trust for Secured Party and will not commingle the proceeds or returned goods with any of Debtor's other property. Secured Party has the right to require Debtor to pay Secured Party the full price on any returned items. Secured Party may require account debtors to make payments under the accounts directly to Secured Party. Debtor will deliver the accounts to Secured Party at Secured Party's request. Debtor will give Secured Party all statements, reports, certificates, lists of account debtors (showing names, addresses, and amounts owing), invoices applicable to each account, and any other data pertaining to the accounts as Secured Party requests.

If the Property includes farm products, Debtor will provide Secured Party with a list of the buyers, commission merchants, and selling agents to or through whom Debtor may sell the farm products. Debtor authorizes Secured Party to notify any additional parties regarding Secured Party's interest in the Debtor's farm products, unless prohibited by law. Debtor agrees to plant, cultivate, and harvest crops in due season. Debtor will not use any loan proceeds for a purpose that will contribute to excessive erosion of highly erodible land or to the conversion of wetlands to produce or to make possible the production of an agricultural commodity, as further explained in 7 CFR Part 1940, Subpart G, Exhibit M.

If Debtor pledges the Property to Secured Party (delivers the Property into the possession or control of Secured Party or a designated third party), Debtor will, upon receipt, deliver any proceeds and products of the Property to Secured Party. Debtor will provide Secured Party with any notices, documents, financial statements, reports, and other information relating to the Property Debtor receives as the owner of the Property.

PERFECTION OF SECURITY INTEREST. Debtor authorizes Secured Party to file a financing statement covering the Property. Debtor will comply with, facilitate, and otherwise assist Secured Party in connection with obtaining possession or control over the Property for purposes of perfecting Secured Party's interest under the Uniform Commercial Code.

INSURANCE. Debtor agrees to keep the Property insured against the risks reasonably associated with the Property until the Property is released from this Agreement. Debtor will maintain this insurance in the amounts Secured Party requires. Debtor may choose the insurance company, subject to Secured Party's approval, which will not be unreasonably withheld. Debtor will have the insurance provider name Secured Party as loss payee on the insurance policy. Debtor will give Secured Party and the insurance provider immediate notice of any loss. Secured Party may apply the insurance proceeds toward the Secured Debts. Secured Party may require additional security as a condition of permitting any insurance proceeds to be used to repair or replace the Property. If Secured Party acquires the Property in damaged condition, Debtor's rights to any insurance policies and proceeds will pass to Secured Party to the extent of the Secured Debts. Debtor will immediately notify Secured Party of the cancellation or termination of insurance. If Debtor fails to keep the Property insured, or fails to provide Secured Party with proof of insurance, Secured Party may obtain insurance to protect Secured Party's interest in the Property. The insurance may include coverages not originally required of Debtor, may be written by a company other than one Debtor would choose, and may be written at a higher rate than Debtor could obtain if Debtor purchased the insurance.

AUTHORITY TO PERFORM. Debtor authorizes Secured Party to do anything Secured Party deems reasonably necessary to protect the Property and Secured Party's interest in the Property. If Debtor fails to perform any of Debtor's duties under this Agreement, Secured Party is authorized, without notice to Debtor, to perform the duties or cause them to be performed. These authorizations include, but are not limited to, permission to pay for the repair, maintenance, and preservation of the Property and take any action to realize the value of the Property. Secured Party's authority to perform for Debtor does not create an obligation to perform, and Secured Party's failure to perform will not preclude Secured Party from exercising any other rights under the law or this Agreement.

If Secured Party performs for Debtor, Secured Party will use reasonable care. Reasonable care will not include any steps necessary to preserve rights against prior parties or any duty to take action in connection with the management of the Property.

If Secured Party comes into possession of the Property, Secured Party will preserve and protect the Property to the extent required by law. Secured Party's duty of care with respect to the Property will be satisfied if Secured Party exercises reasonable care in the safekeeping of the Property or in the selection of a third party in possession of the Property.

Secured Party may enforce the obligations of an account debtor or other person obligated on the Property. Secured Party may exercise Debtor's rights with respect to the account debtor's or other person's obligations to make payment or otherwise render performance to Debtor, and enforce any security interest that secures such obligations.

PURCHASE MONEY SECURITY INTEREST. If the Property includes items purchased with the Secured Debts, the Property purchased with the Secured Debts will remain subject to Secured Party's security interest until the Secured Debts are paid in full. Payments on any non-purchase money loan also secured by this Agreement will not be applied to the purchase money loan. Payments on the purchase money loan will be applied first to the non-purchase money portion of the loan, if any, and then to the purchase money portion in the order in which the purchase money Property was acquired. If the purchase money Property was acquired at the same time, payments will be applied in the order Secured Party selects. No security interest will be terminated by application of this formula.

DEFAULT. Debtor will be in default if:

(1) Debtor (or Borrower, if not the same) fails to make a payment in full when due;
(2) Debtor fails to perform any condition or keep any covenant on this or any debt or agreement Debtor has with Secured Party;
(3) a default occurs under the terms of any instrument or agreement evidencing or pertaining to the Secured Debts; and
(4) anything else happens that either causes Secured Party to reasonably believe that Secured Party will have difficulty in collecting the Secured Debts or significantly impairs the value of the Property.

REMEDIES. After Debtor defaults, and after Secured Party gives any legally required notice and opportunity to cure the default, Secured Party may at Secured Party's option do any one or more of the following:

(1) make all or any part of the Secured Debts immediately due and accrue interest at the highest post-maturity interest rate;
(2) require Debtor to gather the Property and make it available to Secured Party in a reasonable fashion;
(3) enter upon Debtor's premises and take possession of all or any part of Debtor's property for purposes of preserving the Property or its value and use and operate Debtor's property to protect Secured Party's interest, all without payment or compensation to Debtor; and
(4) use any remedy allowed by state or federal law, or provided in any agreement evidencing or pertaining to the Secured Debts.

If Secured Party repossesses the Property or enforces the obligations of an account debtor, Secured Party may keep or dispose of the Property as provided by law. Secured Party will apply the proceeds of any collection or disposition first to Secured Party's expenses of enforcement, which includes reasonable attorneys' fees and legal expenses to the extent not prohibited by law, and then to the Secured Debts. Debtor (or Borrower, if not the same) will be liable for the deficiency, if any.

By choosing any one or more of these remedies, Secured Party does not give up the right to use any other remedy. Secured Party does not waive a default by not using a remedy.

WAIVER. Debtor waives all claims for damages caused by Secured Party's acts or omissions where Secured Party acts in good faith.

NOTICE AND ADDITIONAL DOCUMENTS. Where notice is required, Debtor agrees that 10 days prior written notice will be reasonable notice to Debtor under the Uniform Commercial Code. Notice to one party is notice to all parties. Debtor agrees to sign, deliver, and file any additional documents and certifications Secured Party considers necessary to perfect, continue, or preserve Debtor's obligations under this Agreement and to confirm Secured Party's lien status on the Property.

RECORD RETENTION. Debtor acknowledges and agrees that Secured Party may from time to time retain information about Debtor and documents Debtor (or Borrower, if not the same) signs, including, but not limited to, this Agreement and documents related to the Secured Debts (collectively, the "documents") electronically (such as in optical, digital or other electronic storage and retrieval system) and destroy the original documents. Secured Party and Debtor (or Borrower, if not the same) agree and intend that any copy of any document produced by them from the electronic media shall have the same legal force and effect as the original documents for all purposes and in all circumstances, including, but not limited to, collection, admissibility, authentication, or any other legal purpose.

Parks! America, Inc. 1300 Oak Grove Rd Pine Mountain, GA 31822 **ACCOUNT HOLDER(S)**	Synovus Bank 1148 Broadway Columbus, GA 31901 **FINANCIAL INSTITUTION**

AUTOMATIC TRANSFER AUTHORIZATION

In this authorization, the words "we," "our," or "us" mean the Financial Institution and the words "you" or "your" mean the Account Holder(s). Text following a box which is not checked does not apply to this agreement. You authorize us to make the following transfer of funds:

From Debited Account:	**To Credited Account:**
Account No. 0154856 Account Title Parks! America, Inc. Type ☐ Savings ☒ Checking ☐ NOW ☒ ACH ROUTING # 061103849 ☐ Your Debited Account is limited to six (6) transfers per monthly statement cycle (including checks drawn on the account). After six (6) transfers have been made in a statement cycle, no other transfers will be made until the next statement cycle.	Account/Loan No. 1651467831/11 Account Title/Loan Description PARKS! AMERICA, INC. Type ☐ Savings ☐ Checking ☐ NOW ☐ Club Acct. ☐ Safe Deposit Fee ☐ Mortgage Loan Payment ☒ Installment Loan Payment ☒ Final payment will not be debited - a statement will be mailed.

NOTE: Commercial credit card accounts beginning with the following BINs cannot be debited for purposes of overdraft protection: 479804 (Visa Business), 471553 (Visa Purchasing), and 556711 (MasterCard Fleet).

We will make transfers on the following basis:

☒ **PERIODIC TRANSFERS**

Amount to be Transferred $ 26479.42 Effective Date 07/18/2021 Termination Date 06/18/2028

Frequency: ☐ Weekly ☒ Monthly ☐ ____________

If a transfer date is a non-processing day for us, then the transfer will be made on the first processing day ☐ before ☒ after the scheduled transfer date.

☐ **MAINTENANCE TRANSFER OF FUNDS**

You authorize us to charge your Debited Account when the account balance of your Credited Account falls below a minimum of $__________ and to transfer and deposit these funds in this account. The amount we can charge and transfer shall equal the amount necessary to raise your Credited Account balance to equal or exceed the minimum balance (if any). We will make all transfers in multiples of $__________.
You authorize us to charge your Debited Account $__________ for each transfer.

☐ **INSUFFICIENT FUNDS TRANSFER**

You authorize us to charge your Debited Account and to transfer and deposit money into your Credited Account to cover each overdraft on your Credited Account. We will make all transfers in multiples of $__________.
You authorize us to charge your Debited Account $__________ for each transfer.

If a transfer date is a non-processing day for us then the transfer will be made on the first processing day ☐ before ☒ after the scheduled transfer date.

By signing below, the undersigned agree(s) to all the terms and conditions beginning on page 1 through the bottom of page 2 of this Authorization and acknowledge(s) receipt of a copy of this Authorization.

Parks! Amer[ica, Inc.]
Signature /s/ Dale Van Voorhis
Dale Van Voorhis, Chairman & CEO

Signature ____________

Authorization Number ____________

Date 6/18/21

TERMINATION OF THIS AGREEMENT: Any one of you may cancel this agreement by giving us written notice. Your notice will be effective Ten (10) days after we receive it.

Effective ____________ (date) the undersigned cancels this Automatic Transfer Authorization.

Signed ____________

GENERALLY - The accounts listed on page one are covered by their individual terms and conditions, unless modified by this Authorization. If a transfer is made from a savings account, we reserve the right to require not less than 7 days written notice of withdrawal.

You agree to keep enough money in your Debited Account to cover the transfers you request by this Authorization. If your Debited Account balance is insufficient to cover the transfers you authorize, we may refuse to make a transfer and/or cancel this Authorization immediately without notice. We may use our rights and remedies under applicable law and our rules and regulations governing these types of accounts. These may include returning your checks or drafts unpaid and closing your account(s) by mailing a proper notice to you with a check equal to the balance in the account.

You agree, in consideration of this service rendered by us, to indemnify (repay us for any loss) and hold us harmless (release us from any responsibility) from any liability or loss occurring due to the dishonor of any check or draft presented which results from any charge or transfer made or refused to be made by us under this Authorization. You agree to abide by our rules and regulations governing your account(s) as stated on your account agreement and as amended from time to time. We may take any security measures that we believe are necessary (such as recording telephone transfer conversations) without notice to you.

LOAN PAYMENT AUTHORIZATION - If your Credited Account listed on page one is a debt you owe us (e.g. a mortgage or installment loan), then you agree that we may continue to charge the Debited Account until the loan is paid or until you provide us with written notice of cancellation.

If your Debited Account does not have a sufficient balance on a day that a payment is to be debited, we may stop further efforts to debit your Debited Account and ask you for the payment and all subsequent payments until all payments under the loan are current. We will not use the availability of any credit line that you may have with us in determining whether your Debited Account has a sufficient balance. At our option and discretion, we may resume charging the Debited Account without further instruction from you once all payments are current. If we do not resume charging your Debited Account, we will notify you in writing that we have cancelled this Authorization. Cancellation of this Authorization does not excuse you from making timely payment under the terms of the loan.

AMENDMENTS AND TERMINATION - We will give you reasonable notice when we amend this Authorization. If this Authorization needs to be amended because of a change in State or Federal law, the change shall be effective immediately without notice. If no termination date is specified on page one, this Authorization will remain in effect until terminated by any one of you. We may terminate this Authorization by giving you written notice at the address stated on page one. Any notice will be effective immediately when mailed or delivered by us. Notice to any one of you is notice to all of you.

DVV ______